Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Elects Lip-Bu Tan to its Board of Directors

SANTA CLARA, Calif., Aug. 11, 2022 – Intel Corporation today announced that Lip-Bu Tan, executive chairman of Cadence Design Systems Inc., chairman of Walden International, and founding managing partner of Celesta Capital and Walden Catalyst Ventures, was elected to Intel’s board of directors, effective Sept. 1, 2022. Tan will join the M&A Committee of Intel’s board of directors.

“Lip-Bu is a well-respected global leader in the semiconductor industry, and we are delighted to welcome him to Intel’s board of directors,” said Omar Ishrak, chairman of the Intel board. “His software, semiconductor and venture capital expertise, deep ecosystem relationships and significant public company board experience will bring additional valuable perspective to Intel’s board.”

Tan, 62, has served since 2021 as executive chairman of Cadence, a computational software company providing solutions used to design and develop complex semiconductor chips and electronic systems, and since 2004 as a member of its board. He served as chief executive officer of Cadence from 2009 to 2021 and as president from 2009 to 2017.

“Intel is an iconic company with a rich history, and I am honored to join its board of directors,” Tan said. “Under Pat Gelsinger’s bold leadership, Intel is undergoing a massive transformation to capitalize on the tremendous opportunities that lie ahead, and I look forward to being a part of this exciting journey.”

Tan brings extensive public company board experience to Intel. In addition to his role on Cadence’s board, he also serves on the boards of Credo Technology Group Holding Ltd. and Schneider Electric SE. At Carnegie Mellon University, he serves on the board of trustees and the School of Engineering Dean’s Council; and at the University of California, Berkeley, he serves on the Engineering Advisory Board and its Division of Computing, Data Science, and Society Advisory Board. Previously, he served as a director of several public companies, including SoftBank Group Corp. from 2020 to 2022; Hewlett Packard Enterprise Company from 2015 to 2021; Advanced Micro-Fabrication Equipment Inc. China (AMEC), a global semiconductor microfabrication equipment company, from 2005 to 2020; and Flextronics International Ltd. from 2003 to 2012.

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He holds a Bachelor of Science in physics from Nanyang Technological University in Singapore, a Master of Science in nuclear engineering from the Massachusetts Institute of Technology and an MBA from the University of San Francisco. He was recently named the 2022 recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award.

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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